Exhibit 4.6

SUPPLEMENTAL INDENTURE ESTABLISHING A SERIES OF NOTES

LANNETT COMPANY, INC.

as Issuer

and

the Subsidiary Guarantors from time to time party to the Indenture

and

WILMINGTON TRUST, NATIONAL ASSOCIATION

as Trustee

____

FIRST SUPPLEMENTAL INDENTURE

DATED AS OF APRIL 22, 2021

____

7.750% Senior Secured Notes Due 2026

FIRST SUPPLEMENTAL INDENTURE, dated as of April 22, 2021 (this “Supplemental Indenture”), among Lannett Company, Inc. (the “Company”), the Subsidiary Guarantors under the Indenture referred to below (the “Subsidiary Guarantors”), and Wilmington Trust, National Association, as Trustee under the Indenture referred to below.

W I T N E S S E T H:

WHEREAS, the Company, the Subsidiary Guarantors and the Trustee, are party to an Indenture, dated as of April 22, 2021 (as amended, supplemented, waived or otherwise modified, the “Indenture”), relating to the issuance from time to time by the Company of Notes;

WHEREAS, Section 10.1(15) of the Indenture provides that the Company may provide for the issuance of Notes of any series as permitted by Section 2.4 therein;

WHEREAS, in connection with the issuance of the 2026 Notes (as defined herein), the Company has duly authorized the execution and delivery of this Supplemental Indenture to establish the forms and terms of the 2026 Notes as hereinafter described; and

WHEREAS, pursuant to Section 10.1 of the Indenture, the parties hereto are authorized to execute and deliver this Supplemental Indenture to amend the Indenture, without the consent of any Holder;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the Subsidiary Guarantors and the Trustee mutually covenant and agree for the benefit of the Holders of the Notes as follows:

1.       Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as so defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

2.       Title of Notes. There shall be a series of Notes of the Company designated the “7.750% Senior Secured Notes due 2026” (the “2026 Notes”).

3.       Maturity Date. The final Stated Maturity of the 2026 Notes shall be April 15, 2026.

4.       Interest and Interest Rates. Interest on the Outstanding principal amount of 2026 Notes will accrue at the rate of 7.750% per annum and will be payable semi-annually in arrears on April 15 and October 15 in each year, commencing on October 15, 2021, to holders of record on the immediately preceding April 1 and October 1, respectively (each such April 1 and October 1, a “Regular Record Date”). Interest on the 2026 Notes will accrue from the most recent date to which interest has been paid or provided for or, if no interest has been paid, from April 22, 2021, except that interest on any Additional 2026 Notes (as defined below) issued on or after the first Interest Payment Date (and Exchange Notes issued in exchange therefor) will accrue (or will be deemed to have accrued) from the most recent date to which interest has been paid or duly provided for or, if no interest has been paid on such Additional 2026 Notes, from the Interest Payment Date immediately preceding the date of issuance of such Additional 2026 Notes (or if the date of issuance of such Additional 2026 Notes is an Interest Payment Date, from such date of issuance); provided that if any 2026 Note and any Exchange Notes issued in exchange therefor are surrendered for exchange on or after a record date for an Interest Payment Date that will occur on or after the date of such exchange, interest on such Note received in exchange thereof will accrue from such Interest Payment Date.

5.     No Limitation on Aggregate Principal Amount. The aggregate principal amount of 2026 Notes that may be authenticated and delivered and Outstanding under the Indenture is not limited. The aggregate principal amount of the 2026 Notes shall initially be $350.0 million. Subject to the terms of the Indenture, the Company may from time to time, without the consent of the Holders, create and issue Additional Notes having the same terms and conditions as the 2026 Notes in all respects or in all respects except for issue date, issue price and, if applicable, the first date on which interest accrues and the first payment of interest thereon. Additional Notes issued in this manner will be consolidated with, and will form a single series with, the 2026 Notes (any such Additional Notes, “Additional 2026 Notes”), unless otherwise specified for Additional Notes in an applicable Notes Supplemental Indenture, or otherwise designated by the Company, as contemplated by Section 2.4 of the Indenture.

6.      Redemption.

(a)       The Notes may be redeemed, in whole but not in part, at any time prior to April 15, 2023 at the option of the Company upon notice as described in Section 5.4 of the Indenture at a Redemption Price equal to 100% of the principal amount of the Notes to be redeemed plus the Applicable Premium calculated by us as of the date of the redemption notice, plus accrued and unpaid interest, if any, to, but not including, the applicable Redemption Date (subject to the right of registered Holders of the Notes on a relevant Regular Record Date to receive interest due on a relevant Interest Payment Date falling prior to or on the Redemption Date). In addition, the Notes are subject to redemption, at the option of the Company, in whole or in part, at any time on or after April 15, 2023, upon notice as described in Section 5.4 of the Indenture at the following Redemption Prices (expressed as percentages of the principal amount to be redeemed) set forth below, plus accrued and unpaid interest, if any, to, but not including, the Redemption Date (subject to the right of registered Holders of the Notes on a relevant Regular Record Date to receive interest due on a relevant Interest Payment Date falling prior to or on the Redemption Date), if redeemed during the 12-month period beginning on April 15 of the years indicated:

Year	Redemption price
2023	103.875%
2024	101.938%
2025 and thereafter	100%

(b)       In addition, during any 12-month period prior to April 15, 2023 the Company will be entitled to redeem up to 10% of the original aggregate principal amount of the 2026 Notes (including the principal amount of any Additional 2026 Notes, or any other Additional Notes of the same series as the 2026 Notes) at a redemption price equal to 103.000% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to but not including the Redemption Date (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date falling prior to or on the Redemption Date pursuant to Section 2.10 of the Indenture).

(c)       In addition to any redemption pursuant to Section 6(a), at any time prior to April 15, 2023, the Company may at its option, with the net proceeds of one or more Qualified Equity Offerings, redeem up to 35% of the aggregate principal amount of the outstanding Notes (including Additional Notes of the same series) at a Redemption Price (expressed as a percentage of the principal amount to be redeemed) equal to 107.750% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to, but not including, the Redemption Date (subject to the right of registered Holders of the Notes on a relevant Regular Record Date to receive interest due on a relevant Interest Payment Date falling prior to or on the Redemption Date); provided that at least 50% of the principal amount of Notes (including Additional 2026 Notes) issued under the Indenture remains outstanding immediately after the occurrence of any such redemption and that any such redemption occurs within 120 days following the closing of any such Qualified Equity Offering.

“Applicable Premium” means, with respect to any 2026 Note on any applicable Redemption Date, as calculated by the Company or on behalf of the Company by such Person as the Company shall designate, the greater of:

(1)       1.0% of the then outstanding principal amount of the 2026 Note; and

(2)       the excess, if any, of

(a)       the present value at such Redemption Date calculated as of the date of the applicable redemption notice of (i) the redemption price of the Note at April 15, 2023 (such redemption price being that described in Section 6(a)) plus (ii) all required interest payments due on the 2026 Note through April 15, 2023 (excluding accrued but unpaid interest to (but not including) the Redemption Date), computed using a discount rate equal to the Treasury Rate as of such Redemption Date plus 50 basis points; over

(b)       the then outstanding principal amount of the 2026 Note.

(d)       Notwithstanding clauses (a) through (c) of this Section 6, in connection with any tender for all of any series of the 2026 Notes (including pursuant to an Offer), if Holders of not less than 90.0% in the aggregate principal amount of the outstanding 2026 Notes of such series (including the principal amount of any Additional 2026 Notes, or any other Additional Notes of the same series as the 2026 Notes) validly tender and do not withdraw such Notes in such tender offer and the Company, or any third party making such a tender offer, purchases all of the 2026 Notes of such series (including any Additional 2026 Notes, or any other Additional Notes of the same series as the 2026 Notes) validly tendered and not withdrawn by such Holders, the Company or such third party will have the right, upon notice not less than 10 nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to such tender offer, to redeem all of the 2026 Notes (including any Additional 2026 Notes, or any other Additional Notes of the same series as the 2026 Notes) of such series that remain outstanding following such purchase at a price in cash equal to the price offered to each Holder in such tender offer, plus, to the extent not included in the tender offer payment, accrued and unpaid interest to but excluding the Redemption Date.

(e)       Any redemption of Notes pursuant to this Section 6 (including in connection with a Qualified Equity Offering, a Change of Control, other transaction or event or otherwise) or notice thereof may, at the Company’s direction, be subject to the satisfaction (or waiver by the Company in its sole discretion) of one or more conditions precedent, including, but not limited to, consummation of any related Qualified Equity Offering, Change of Control, Asset Disposition or other transaction or event, as the case may be. In addition, if such redemption or notice is subject to satisfaction or one or more conditions precedent, such notice may state, in the Company’s discretion, the Redemption Date may be delayed until such time as any or all such conditions shall be satisfied (or waived by the Company in its sole discretion), or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been (or, in the Company’s sole determination, may not be) satisfied (or waived by the Company in its sole discretion) by the Redemption Date, or by the Redemption Date so delayed.

7.       [Reserved]

8.       Form. The 2026 Notes shall be issued substantially in the form set forth, or referenced, in Article II of the Indenture, and either Exhibit A or B attached to the Indenture, in each case as provided for in Section 2.1 of the Indenture (as such form may be modified in accordance with Section 2.4 of the Indenture).

9.       Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

10.     Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect and shall apply to the execution of this Supplemental Indenture and any action or inaction taken in connection herewith. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder heretofore or hereafter authenticated and delivered shall be bound hereby. The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture or as to the accuracy of the recitals to this Supplemental Indenture.

11.     Counterparts. The parties hereto may sign one or more copies of this Supplemental Indenture in counterparts, all of which together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Supplemental Indenture by telecopier, facsimile or other electronic transmission (i.e. a “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart thereof.

12.     Headings. The section headings herein are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

LANNETT COMPANY, INC.

By:	/s/ Timothy C. Crew
	Name:	Timothy C. Crew
	Title:	Chief Executive Officer

LANNETT HOLDINGS, INC.

By:	/s/ Robert Ehlinger
	Name:	Robert Ehlinger
	Title:	President

CODY LABORATORIES, INC.

By:	/s/ John M. Abt
	Name:	John M. Abt
	Title:	President

SILARX PHARMACEUTICALS, INC.

By:	/s/ Neha Desai-Jimenez
	Name:	Neha Desai-Jimenez
	Title:	President and Director of Operations

KREMERS URBAN PHARMACEUTICALS INC.

By:	/s/ Grant Brock
	Name:	Grant Brock
	Title:	President

[Signature Page to First Supplemental Indenture]

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Karen Ferry
	Name:	Karen Ferry
	Title:	Vice President

[Signature Page to First Supplemental Indenture]